UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): November 13, 2007

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

446 Lyndock St. , Suite 102, Corunna, Ontario N0N 1G0
(Address of principal executive offices) (Zip code)

(519) 481-0628
Registrant's telephone number, including area code

None
(Former Address If Changed since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 13, 2007 we entered into a non-binding memorandum of understanding and intent with 6841309 CANADA INC., a corporation incorporated under the laws of the Canada Business Corporations Act, with its principal office in the city of Barrie, Ontario, Canada. The basic terms and conditions proposed by MGOA and to be incorporated into the definitive agreements will include, but not be limited to, the following:

•
6841309 CANADA INC. will have exclusive use of the Hartindo AF11E halon replacement, AF21 Fire Inhibitor, and AF31 Multi-use Fire Extinguishant products, including all improvements and modifications thereto, for the purpose of use, application, and sales in the Hazardous materials and Fire and Emergency services industries, and other related industries, as agreed upon by the Parties, in Canada for an initial period of five (5) years with an option for a further five (5) years at the sole discretion of 6841309 Canada Inc.

•
Megola Inc. will supply 6841309 CANADA INC. with the Hartindo AF11E, AF21 and AF31 fire suppression and inhibitor products, on an exclusive basis in Canada for utilization in the industries as described above, for the purpose of use, application and resale only.

•	Megola Inc shall provide any compulsory certificates of testing and analysis of the products required to satisfy all Canadian standards and necessary health, safety and environmental laws.

•	Megola Inc. shall provide the products at a reasonable wholesale marketable rate, to remain competitive, and ensure adequate supply of such in a timely manner to satisfy market demand.

•
6841309 Canada Inc. shall provide its marketing and industry expertise to penetrate the Hazardous materials and Fire and Emergency Services markets, on a timely basis, and provide all of the necessary field testing, demonstrations and professional expertise as and when required at its discretion, for distribution to such.

The MOUI contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

Press Release attached as Exhibit 99

ITEM 9.01 EXHIBITS

10.0 MOUI with 6841309 Canada Inc.

99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc.
(Registrant)

Date: November 13, 2007	By:	/s/ Joel Gardner
Joel Gardner, President